Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q2 Earnings Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease Second Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL’s Second Quarter 2020 Earnings Call. This call is being webcast in the Investor Relations section of GNL’s website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today’s call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company’s financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earning release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today’s call.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you, Louisa, good morning everyone and thanks again for joining us on today’s call. I think it is safe to say that the second quarter was unlike any quarter I’ve experienced in my long career. Despite the challenges that COVID has presented, I am proud of our solid performance. For the quarter, we collected over 98% of cash rents that were payable, including 99% of the cash rent payable from our top 20 tenants. We attribute this excellent collection rate, in large part, to our historic emphasis on credit quality, underwriting and due diligence and to the relationships that we have built with our tenants over the years. On a geographic basis, GNL collected 99% of the cash rent payable from our U.K. based assets, 100% from our other European tenants and 96% from our U.S. based assets.

While we have been successful in collecting rent throughout the COVID crisis, I am equally excited about our achievements on other fronts over the same time. We negotiated and closed on two significant financing transactions during the second quarter and in early July, as we completed the last step in the refinancing of all of our European debt with a €70 million loan in France which was fixed via a swap agreement at the excellent interest rate of 2.50%. We also closed on $88 million of loans at an excellent interest rate of 3.45% collateralized by our Whirlpool Corporation assets located in the US. We completed eight new acquisitions, all in the US and all Industrial or Office properties, for an aggregate total of $31 million bringing our total year to date acquisitions to almost $145 million. The second quarter acquisitions had an average remaining lease term of 18.1 years and were acquired at a weighted-average cap rate of 8.45%. We remain actively engaged in the acquisition marketplace and continue to evaluate opportunities. Since the onset of COVID the overall deal flow has softened and, although as a buyer we have adjusted our cap rate targets from historical precedent, in many cases current sellers have not yet made similar changes to their pricing expectations. We believe that, over time, we will see bids and asks converge to establish a new, potentially more attractive, normal.

Our $3.9 billion, 296 property portfolio is nearly fully occupied at 99.6% leased with a weighted-average remaining lease term of 8.9 years, up from 8.0 years a year ago. We have no 2020 lease expirations, and contractual rent growth is embedded in over 93% of our leases. 231 of our properties are in the U.S. and Canada and 65 are in the U.K. and Western Europe, representing 65% and 35% of annualized rent revenue, respectively.

Our property mix continues to evolve and is currently 48% office, 47% industrial and distribution and 5% retail, compared to 53% office, 41% industrial and distribution and 6% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, 65% of straight-line rent comes from Investment Grade or implied Investment Grade tenants.

Industrial and distribution assets have been an increasingly significant segment of our portfolio, growing by nearly 15% year over year to make up 47% of our current assets when measured by straight-line rent. This shift was particularly fortuitous in advance of the COVID-19 pandemic where industrial and distribution businesses in the US and Europe were among the least affected and some of the first employers to bring employees back to work. Our industrial acquisitions have included the sale-leaseback transactions we completed with Whirlpool Corporation in the US and Italy, as well as other industrial acquisitions totaling over $87 million year to date. These properties are leased to tenants such as CSTK, Metal Technologies, Klaussner Industrial and NSA. Other significant tenants in this segment include Finnair, Auchan and Grupo Antolin. Though we are always seeking accretive acquisitions that meet our investment criteria, our focus has been and will continue to be on industrial and distribution assets, along with opportunistic acquisitions of single-tenant, mission-critical office properties leased to investment grade tenants similar to those that currently populate the office segment of our portfolio.

Turning to our financial highlights, our portfolio produced year over year increases in revenue from tenants and Net Operating Income. Total revenue was up 6.6% to $81.1 million and Net Operating Income grew 6.1% to $73.3 million from $69.1 million in second quarter 2019 and 2.0% from $71.9 million in the previous quarter. On a per share basis, AFFO decreased year over year to $0.44 per share. The Company distributed $35.8 million in common dividends to shareholders. AFFO was $39.8 million.

With that, I'll turn the call over to Chris to walk through the operating results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We posted improved financial results for the second quarter compared to the prior year.

For the second quarter 2020 we recorded adjusted EBITDA of $61.0 million compared to $58.6 million in 2019. As Jim mentioned, we also reported a 6.6% increase in revenue to $81.1 million from $76.1 million, with net income attributable to common stockholders of $1.0 million. FFO and AFFO decreased slightly to $35.1 million and $39.8 million, respectively, or $0.39 and $0.44 per share due to increased interest expense and additional shares that were issued over the last year. The company paid common stock dividends of $0.40 per share for the quarter. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the second quarter with net debt of $1.8 billion at a weighted-average interest rate of 3.2%. Our net debt to adjusted EBITDA ratio was 7.2x at the end of the quarter. The weighted-average debt maturity at the end of the second quarter 2020 was 5.2 years, which is an improvement from 4.6 years at the close of the 2019 second quarter. The components of our debt include $344.6 million on the multi-currency revolving credit facility, $403.7 million on the term loan and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 87% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.9x. As of June 30, 2020, liquidity was approximately $331.1 million.

Our net debt to enterprise value was 50.1% with an enterprise value of $3.5 billion based on the June 30, 2020 closing share price of $16.73 for common shares, $24.31 for Series A preferred shares, and $22.95 for Series B preferred shares. This ratio was impacted by the market disruption that took place across the industry starting in the last half of February. With that, I’ll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

I am very encouraged by all that we have accomplished in the second quarter, despite the challenging circumstances. We had a great quarter distributing $35.8 million in common dividends to shareholders, generating AFFO of $39.8 million, and successfully collecting over 98% of cash rent payable based on the foundations we've built through our underwriting and the relationships we’ve formed with our tenants. On these calls over the last several years we have been emphasizing how our portfolio is built to be durable. Our results this quarter bear this out. Based on this, I hope that our existing stockholders realize that this quarter was an excellent proof of concept and that potential stockholders recognize the value potential we believe is still present in our stock, particularly given our very limited risk exposure. We will continue to focus on our business plan while executing on the activities that are critical to our ongoing success, like arranging favorable financing and maintaining our hedging strategy. We look forward to continuing these efforts in the second half of this year and hope all of you have an enjoyable and healthy rest of the summer. As always, thank you for your continued support.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]